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                                                                    EXHIBIT 10.9

                          ALLIED WASTE INDUSTRIES, INC.

                               EXECUTIVE DEFERRED
                               COMPENSATION PLAN

                             AS AMENDED AND RESTATED
                           EFFECTIVE FEBRUARY 5, 2004

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                                TABLE OF CONTENTS

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ARTICLE I  PURPOSE; EFFECTIVE DATE..........................................................................      1
       1.1            PURPOSE...............................................................................      1
       1.2            EFFECTIVE DATE........................................................................      1
ARTICLE II  DEFINITIONS.....................................................................................      1
       2.1            ACCOUNT...............................................................................      1
       2.2            ADJUSTMENT RATE.......................................................................      1
       2.3            BASE SALARY...........................................................................      2
       2.4            BENEFICIARY...........................................................................      2
       2.5            BOARD.................................................................................      2
       2.6            BONUS.................................................................................      2
       2.7            CODE..................................................................................      2
       2.8            COMMITTEE.............................................................................      2
       2.9            COMPANY...............................................................................      2
       2.10           COMPENSATION..........................................................................      2
       2.11           DEFERRED STOCK UNITS..................................................................      3
       2.12           DEFERRAL COMMITMENT...................................................................      3
       2.13           DEFERRAL PERIOD.......................................................................      3
       2.14           DISCRETIONARY CONTRIBUTION............................................................      3
       2.15           EMPLOYER..............................................................................      3
       2.16           LTIP AWARD............................................................................      3
       2.17           PARTICIPANT...........................................................................      3
       2.18           PARTICIPATION AGREEMENT...............................................................      3
       2.19           PLAN..................................................................................      3
       2.20           PLAN YEAR.............................................................................      3
       2.21           RESTRICTED STOCK UNITS................................................................      4
       2.22           SEVERE FINANCIAL HARDSHIP.............................................................      4
       2.23           VALUATION DATE........................................................................      4
       2.24           VALUATION PERIOD......................................................................      4
ARTICLE III  PARTICIPATION AND DEFERRAL COMMITMENTS.........................................................      4
       3.1            ELIGIBILITY AND PARTICIPATION.........................................................      4
       3.2            FORM OF DEFERRAL......................................................................      5
       3.3            LIMITATIONS ON DEFERRAL COMMITMENTS...................................................      6
       3.4            MODIFICATION OF DEFERRAL COMMITMENT...................................................      7
       3.5            CHANGE IN EMPLOYMENT STATUS...........................................................      8
ARTICLE IV  DEFERRED COMPENSATION ACCOUNT...................................................................      9
       4.1            ACCOUNT...............................................................................      9
       4.2            TIMING OF CREDITS: WITHHOLDING........................................................      9
       4.3            DISCRETIONARY CONTRIBUTIONS...........................................................      9
       4.4            DETERMINATION OF ACCOUNT..............................................................      9
       4.5            VESTING OF ACCOUNT....................................................................     10
       4.6            STATEMENT OF ACCOUNT..................................................................     10
ARTICLE V  ADJUSTMENT RATE..................................................................................     10
       5.1            SELECTION OF ADJUSTMENT RATE..........................................................     10
       5.2            RATE OF RETURN........................................................................     11
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       5.3            RATE FOR DEFERRED STOCK UNITS.........................................................     11
ARTICLE VI  DISTRIBUTIONS...................................................................................     12
       6.1            SCHEDULED DISTRIBUTIONS...............................................................     12
       6.2            UNSCHEDULED DISTRIBUTIONS.............................................................     13
       6.3            DISTRIBUTIONS AT TERMINATION..........................................................     14
       6.4            DEATH BENEFITS........................................................................     14
       6.5            WITHHOLDING FOR TAXES.................................................................     15
       6.6            VALUATION AND SETTLEMENT..............................................................     15
       6.7            PAYMENT TO GUARDIAN...................................................................     15
       6.8            RECEIPT ON RELEASE....................................................................     15
       6.9            INABILITY TO LOCATE PARTICIPANT OR BENEFICIARY........................................     16
ARTICLE VII  BENEFICIARY DESIGNATION........................................................................     16
       7.1            BENEFICIARY DESIGNATION...............................................................     16
       7.2            CHANGING BENEFICIARY..................................................................     16
       7.3            COMMUNITY PROPERTY....................................................................     16
       7.4            NO BENEFICIARY DESIGNATION............................................................     17
ARTICLE VIII  ADMINISTRATION................................................................................     18
       8.1            COMMITTEE; DUTIES.....................................................................     18
       8.2            AGENTS................................................................................     18
       8.3            BINDING EFFECT OF DECISIONS...........................................................     18
       8.4            INDEMNITY OF COMMITTEE................................................................     19
       8.5            COMPENSATION AND EXPENSES.............................................................     19
ARTICLE IX  CLAIMS PROCEDURE................................................................................     19
       9.1            CLAIM.................................................................................     19
       9.2            REVIEW OF CLAIM.......................................................................     19
       9.3            NOTICE OF DENIAL OF CLAIM.............................................................     20
       9.4            RECONSIDERATION OF DENIED CLAIM.......................................................     20
       9.5            EMPLOYER TO SUPPLY INFORMATION........................................................     21
ARTICLE X  AMENDMENT AND TERMINATION OF PLAN................................................................     21
       10.1           AMENDMENT.............................................................................     21
       10.2           EMPLOYER'S RIGHT TO TERMINATE.........................................................     22
ARTICLE XI  MISCELLANEOUS...................................................................................     22
       11.1           UNFUNDED PLAN.........................................................................     22
       11.2           COMPANY OBLIGATIONS...................................................................     23
       11.3           UNSECURED GENERAL CREDITOR............................................................     23
       11.4           TRUST FUND............................................................................     23
       11.5           NONASSIGNABILITY......................................................................     23
       11.6           NOT A CONTRACT OF EMPLOYMENT..........................................................     24
       11.7           PROTECTIVE PROVISIONS.................................................................     24
       11.8           GOVERNING LAW.........................................................................     24
       11.9           VALIDITY..............................................................................     24
       11.10          NOTICE................................................................................     24
       11.11          SUCCESSORS............................................................................     24
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                          ALLIED WASTE INDUSTRIES, INC.

                      EXECUTIVE DEFERRED COMPENSATION PLAN

         THIS PLAN is amended and restated by ALLIED WASTE INDUSTRIES, INC., a Delaware corporation ("Company").

                                    ARTICLE I

                            PURPOSE; EFFECTIVE DATE

         1.1 PURPOSE. The purpose of this Executive Deferred Compensation Plan is to provide a tax deferred capital accumulation opportunity to key executives through deferrals of salary, bonus awards, certain long-term incentive awards, and restricted stock units. It is intended that the Plan also will provide the Company with a method of rewarding and retaining certain key executives.

         1.2 EFFECTIVE DATE. The effective date of this Plan, as amended and restated, is February 5, 2004. The original effective date of the Plan was November 1, 1998.

                                   ARTICLE II

                                   DEFINITIONS

         For the purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

         2.1 ACCOUNT. "Account" means the bookkeeping account maintained by the Committee for each Participant.

         2.2 ADJUSTMENT RATE. "Adjustment Rate" means the rate of return on the Participant's Account (or subaccounts thereunder) during a Valuation Period, as determined pursuant to Article V below.

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         2.3      BASE SALARY. "Base Salary" means a Participant's annual base salary, excluding bonuses, incentive, and other extraordinary remuneration for services rendered to the Company, but including any contributions made by a Participant to a plan established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k).

         2.4 BENEFICIARY. "Beneficiary" means the person(s) or entity(ies) entitled under Article VII to receive any death benefits payable after a Participant's death.

         2.5      BOARD. "Board" means the Board of Directors of the Company.

         2.6 BONUS. "Bonus(es) " means such additional amounts of income, over and above the Participant's Base Salary, as the Company may pay the Participant, including incentive compensation.

         2.7 CODE. "Code" means the Internal Revenue Code of 1986, as thereafter amended.

         2.8 COMMITTEE. "Committee" means a committee consisting of the Company's Chief Financial Officer and General Counsel.

         2.9 COMPANY. "Company" means Allied Waste Industries, Inc., a Delaware corporation. The term "Company" also shall include any entity or sole proprietor that adopts this Plan with the express written consent of Allied Waste Industries, Inc.

         2.10 COMPENSATION. "Compensation" means Base Salary and Bonuses payable to an employee-Participant during the calendar year, before reduction for amounts deferred under this Plan or any other salary reduction program. "Compensation" also includes any LTIP Award and/or RSUs that would be paid to the employee-Participant but for a deferral election made under this Plan. Compensation does not include expense reimbursements, any form of noncash compensation, or benefits.

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         2.11     DEFERRED STOCK UNITS. "Deferred Stock Units" mean Restricted
Stock Units which are vested under the terms of the Allied Waste Industries, Inc. 1991 Stock Incentive Plan ("91 Stock Plan") and have been deferred under this Plan pursuant to Article III.

         2.12 DEFERRAL COMMITMENT. "Deferral Commitment" means a commitment made by a Participant to defer Compensation pursuant to Article III.

         2.13     DEFERRAL PERIOD. "Deferral Period" means each calendar year.

         2.14 DISCRETIONARY CONTRIBUTION. "Discretionary Contribution" means the Employer contribution credited to a Participant's Account under Section 4.3.

         2.15     EMPLOYER. "Employer" means the Company.

         2.16 LTIP AWARD. "LTIP Award" means an amount awarded to a Participant under the Allied Waste Industries, Inc. Long-Term Incentive Plan ("LTIP"), which would otherwise be payable to the Participant but for an election to defer the LTIP Award under this Plan.

         2.17 PARTICIPANT. "Participant" means any eligible individual who becomes a Participant in accordance with Section 3.1.

         2.18 PARTICIPATION AGREEMENT. "Participation Agreement" (also called a "Deferral Election Form") means the agreement submitted by a Participant prior to the beginning of a Deferral Period, with respect to a Deferral Commitment made for such Deferral Period. "Participant Agreement" also includes an agreement submitted by a Participant with respect to a deferral of an LTIP Award and/or RSUs in accordance with Sections 3.2(c) and (d).

         2.19 PLAN. "Plan" means this Executive Deferred Compensation Plan as amended from time to time.

         2.20     PLAN YEAR. "Plan Year" means the calendar year.


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         2.21     RESTRICTED STOCK UNITS. "Restricted Stock Units" or "RSUs"
mean units of restricted stock granted to a Participant under the 91 Stock Plan, which would otherwise be payable to the Participant but for an election to defer the RSUs under this Plan.

         2.22 SEVERE FINANCIAL HARDSHIP. "Severe Financial Hardship" means a financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

         2.23 VALUATION DATE. "Valuation Date" means the last day of the Plan Year or such other, more frequent, dates as determined by the Committee.

         2.24 VALUATION PERIOD. "Valuation Period" means the period beginning on the day after each Valuation Date and ending on the immediately following Valuation Date.

                                   ARTICLE III

                     PARTICIPATION AND DEFERRAL COMMITMENTS

         3.1      ELIGIBILITY AND PARTICIPATION.

                  (a) Eligibility. Eligibility to participate in the Plan shall be limited to the Company's corporate officers who earn an annual Base Salary of at least $130,000, or who satisfy such other criteria as may be established by the Chief Executive Officer of the Company, and who are designated from time to time by the Chief Executive Officer.

                  (b) Participation. An eligible individual may elect to participate in the Plan with respect to any Deferral Period by submitting a Participation Agreement to the Committee by the fifteenth (15th) day of the month immediately preceding the beginning of the Deferral Period.

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Notwithstanding the foregoing, participation with respect to deferral elections for an LTIP Award or RSUs is permitted as provided in Sections 3.2(c) and (d).

                  (c) Partial-Year Participation. If an individual first becomes eligible to participate during a Deferral Period, the eligible individual may elect to participate in the Plan by submitting a Participation Agreement to the Committee within thirty (30) days after the individual is designated as eligible to participate, and participation will begin as of the first day of the month following the submission of the Participation Agreement to the Committee.

         3.2 FORM OF DEFERRAL. A Participant may elect Deferral Commitments in the Participation Agreement as follows:

                  (a) Salary Deferral Commitment. A salary Deferral Commitment shall be related to the Base Salary payable by Employer to a Participant during the Deferral Period. The amount to be deferred shall be stated either as a percentage or a flat dollar amount.

                  (b) Bonus Deferral Commitment. A bonus Deferral Commitment shall be related to the Bonus earned by and payable to the Participant for the Deferral Period. Bonuses are deemed earned at such time as the Company communicates its determination of Bonuses to the affected Participant. The amount to be deferred may be stated either as a percentage or a flat dollar amount. A bonus Deferral Commitment shall only be valid for one Deferral Period.

                  (c) LTIP Award Deferral Commitment. If permitted by the Committee for the LTIP, a Participant may elect to defer his or her LTIP Award for a Performance Cycle (as defined in the LTIP). Such election will be applicable for that LTIP Award only and must be made at least one year prior to the close of the relevant Performance Cycle. The amount to be deferred may be stated either as a percentage or a flat dollar amount. If a Participant elects to defer his or her LTIP Award for a Performance Cycle, all of the Participant's rights to his or her LTIP Award will be deemed to

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have been transferred to this Plan, effective as of the date the LTIP Award would have otherwise been payable to the Participant from the LTIP, but for the Participant's deferral election.

                  (d) RSU Deferral Commitment. A Participant may elect to defer his or her RSUs. Such election will be applicable only for the RSUs identified in the Deferral Election Form and must be made at least one year prior to the vesting date (or, if later, within the later of 30 days of the grant date or 30 days of the date of the award agreement) of such RSUs. The amount to be deferred may be stated either as a percentage or a specified amount. If a Participant elects to defer his or her RSUs, all of the Participant's rights to his or her RSUs will be deemed to have been transferred to this Plan, effective as of the date the RSUs would have otherwise been paid out under the terms of the 91 Stock Plan (but for the Participant's deferral election).

         3.3 LIMITATIONS ON DEFERRAL COMMITMENTS. The following limitations shall apply to Deferral Commitments:

                  (a) Minimum. The minimum deferral amount shall be five thousand dollars ($5,000) for each Deferral Period. The minimum deferral amount can be satisfied from either the Participant's Base Salary, Bonus and/or LTIP Award. The minimum deferral amount does not apply to RSU deferrals.

                  (b) Maximum. The maximum deferral amount shall be one hundred percent (100%) of the Participant's Base Salary (pro-rated based on the number of months remaining in the Deferral Period if the Participant begins participating after the beginning of the Deferral Period), one hundred percent (100%) of the Participant's Bonus, one hundred percent (100%) of the Participant's LTIP Award; and/or one hundred percent (100%) of the Participant's RSUs; provided, however, that no Deferral Commitment shall reduce a Participant's total Compensation below the amount necessary to satisfy the following obligations: (1) applicable employment taxes on amounts

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deferred; (2) withholding requirements for other employee benefit plan elections made by the Participant and/or required by the Company; and (3) income tax withholding for Compensation that cannot be deferred.

                  (c) Changes in Minimum or Maximum. The Committee may change the minimum or maximum deferral amounts from time to time by giving written notice to all Participants. No such change may affect a Deferral Commitment for a Deferral Period, which is made prior to the Committee's action.

         3.4 MODIFICATION OF DEFERRAL COMMITMENT. Generally, a Deferral Commitment made for a Deferral Period is irrevocable once the Deferral Period for which the Deferral Commitment was made commences. However, with the consent of the Committee, a Participant may elect to suspend his Deferral Commitment once during a Deferral Period with respect to Base Salary and/or Bonuses that have not been paid, by giving the Committee 20-days prior written notice of the Participant's election to suspend his Deferral Commitment. Absent the Committee's consent, no such suspensions shall be permitted.

         A Participant may increase, decrease, or terminate a Deferral Commitment for any subsequent Deferral Period by filing a new Participation Agreement with the Committee by the fifteenth (15th) day of the month immediately preceding the Deferral Period for which the election is made.

         Notwithstanding the foregoing, the following provisions shall apply if there is a change in applicable federal law or regulations that adversely impacts the rights, benefits or features of the Plan with respect to Compensation that is the subject of an existing deferral election: (a) if the election can be modified to conform to the new requirements without the

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Participant's being deemed to be in constructive receipt of the Compensation subject to the existing deferral election and without the Participant's other rights under the Plan being unduly impinged upon, then the deferral election shall be automatically modified to conform to the new requirements; or (b) if the election cannot be modified to conform to the new requirements without either unduly impinging upon the Participant's rights under the Plan or without causing the Participant to be deemed to be in constructive receipt of the Compensation, the Participant may rescind the deferral election by filing a written rescission with the Committee within thirty (30) days from the date the Committee notifies the Participant of the change in law. If the deferral election is timely rescinded, the deferral election shall be null and void and any Compensation deferred as a result of that deferral election will be distributed to the Participant as soon as administratively practicable following the Committee's receipt of the Participant's written rescission.

         3.5 CHANGE IN EMPLOYMENT STATUS. If the Chief Executive Officer of the Company determines that a Participant's performance is no longer at a level that deserves to be rewarded through participation in the Plan, or that the Participant otherwise no longer satisfies the eligibility criteria of Section 3.1, but the Participant's employment with Employer is not terminated, the Participant's existing Deferral Commitment shall terminate at the end of the Deferral Period and no new Deferral Commitment may be made by such Participant after notice of such determination is given. Also, notwithstanding any provision to the contrary, if it is determined or reasonably believed, based on a judicial or administrative determination or an opinion of the Company's legal counsel that a Participant is not a "management" or "highly compensated" employee within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), such individual shall cease to be a Participant and his Account shall be paid to him in a lump sum as soon as practicable after the adverse determination is made.

                                   ARTICLE IV

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                          DEFERRED COMPENSATION ACCOUNT

         4.1 ACCOUNT. The Committee shall establish and maintain an Account for each Participant under the Plan. Separate subaccounts may be maintained to reflect different forms of distribution and payment elected by the Participant and/or different Adjustment Rates.

         4.2 TIMING OF CREDITS: WITHHOLDING. A Participant's deferred Compensation shall be credited to the Participant's Account at the time it would have been payable to the Participant. Any withholding of taxes or other amounts with respect to deferred Compensation that is required by state, federal, or local law shall be withheld from the Participant's nondeferred Compensation to the maximum extent possible and any remaining amount shall reduce the amount credited to the Participant's Account.

         4.3 DISCRETIONARY CONTRIBUTIONS. Employer may make Discretionary Contributions to a Participant's Account. Discretionary Contributions shall be credited at such times and in such amounts as the Board in its sole discretion shall determine.

         4.4 DETERMINATION OF ACCOUNT. Each Participant's Account as of each Valuation Date shall consist of the balance of the Account as of the immediately preceding Valuation Date, adjusted as follows:

                  (a) New Deferrals. The Account shall be increased by any deferred Compensation credited since the immediately preceding Valuation Date.

                  (b) Discretionary Contributions. The Account shall be increased by any Discretionary Contributions credited since the immediately preceding Valuation Date.

                  (c) Distributions. The Account shall be reduced by any benefits distributed from the Account to the Participant since the immediately preceding Valuation Date.

                  (d) Earnings/Losses. The Account shall be increased for earnings accumulated and reduced for losses incurred since the immediately preceding Valuation Date. Earnings and losses shall be determined by multiplying the amount credited to the Account (net of any reduction required by Section 4.4(c) above) by the Adjustment Rate in effect during the Valuation Period. If two or more Adjustment Rates are in effect during any Valuation Period, earnings and losses shall be determined separately with respect to each subaccount.

         4.5 VESTING OF ACCOUNT. Each Participant shall be one hundred percent (100%) vested at all times in the amounts credited to such Participant's Account and earnings or losses.

         4.6 STATEMENT OF ACCOUNT. The Committee shall give to each Participant a statement showing the balance in the Participant's Account on an annual basis and at such times as may be determined by the Committee.

                                    ARTICLE V

                                 ADJUSTMENT RATE

         5.1 SELECTION OF ADJUSTMENT RATE. Each Participant shall have the right to direct that the Adjustment Rate for his Account be equal to the rate of return (as determined by the Committee in accordance with Section 5.2) on one or more hypothetical investments approved by the Committee. The Committee shall specify from time to time a menu of hypothetical investments from which the Participant may choose, consisting of investments for which market quotations are readily available, including but not necessarily limited to publicly traded stocks, bonds, or mutual funds. The Committee may amend this menu from time to time in its discretion.

         By filing a written election with the Committee, the Participant may select hypothetical investments from the Committee's approved menu. The Participant's written election shall specify the name of each hypothetical investment, and the percentage of his Account to be indexed to each

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such hypothetical investment. The Participant's election shall remain in effect until modified or revoked by the Participant. The Participant shall have the right to make a new election or revoke or modify any previous election: (a) effective as of the first day of a calendar year, by filing his written election with the Committee by the fifteenth day (15th) of the month immediately preceding the beginning of the calendar year, or (b) effective as of the first day of a calendar quarter by filing his written election with the Committee at least thirty (30) days before the quarter begins.

         If the Participant fails to make an election pursuant to this Section (or if the Participant revokes an election without making a new one), the Adjustment Rate shall be equal to the rate of return on a Money Market fund as selected by the Committee. In no event will the Employer be required under this Plan to make any investment in accordance with a Participant's selection of a hypothetical investment for determining the Adjustment Rate.

         5.2 RATE OF RETURN. For purposes of Sections 4.4 and 5.1 above, the rate of return on any hypothetical investment approved by the Committee shall be equal to the rate of return, net of all fund-level expenses, an investor would realize for the Valuation Period if the investor had invested in that specific investment vehicle on the first day of the Valuation Period.

         5.3 RATE FOR DEFERRED STOCK UNITS. Notwithstanding Sections 5.1 and 5.2 above, with respect to any Deferred Stock Units that are to be paid from the Plan, the Adjustment Rate and rate of return will be based on the Fair Market Value of the shares of Company stock to be issued for such Units as of the Valuation Date. The "Fair Market Value" is the closing sales price on the Valuation Date (or if the Valuation Date is not a business day, on the immediately preceding business day) as reported on the principal securities exchange on which the shares are then listed or admitted to trading.

                                   ARTICLE VI

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                                  DISTRIBUTIONS

         6.1      SCHEDULED DISTRIBUTIONS. Subject to the requirements of this
Section 6.1, a Participant may specify in his Participation Agreement when his Account (or contribution for a specified Plan Year) will be distributed to him, the method in which such distribution(s) will be made, and the form of distribution for any LTIP Award deferral ("Payment Designation"), and the Company shall make such distribution(s) to the Participant. The specified distribution date must be at least one year after the date on which the Payment Designation is filed with the Company. Notwithstanding the foregoing, if the specified distribution date is the Participant's date of termination and the Participant's employment is terminated by the Company for any or no reason or by the Participant for Good Reason (as defined in the Participant's employment agreement with the Company, or if no such agreement exists, as defined below), the one year period referred to in the preceding sentence shall not apply. If the Participant does not have an employment agreement with the Company, for purposes of this Section, a Participant shall be deemed to have terminated his employment for Good Reason if his termination is the result of or in connection with (a) the assignment to the Participant of any duties inconsistent in any respect with the Participant's duties or responsibilities as contemplated in any applicable employment agreement, (b) any other action by the Company which results in a diminishment in the Participant's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, (c) any breach by the Company of any of the provisions of any applicable employment agreement, or (d) any reduction, or attempted reduction of the Participant's annual base salary during the term of any applicable employment agreement.

         The methods of payment available under the Plan which may be selected by the Participant for Base Salary or Bonus deferrals and for LTIP Award deferrals that are to be paid in cash are: one

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or more lump sum payments; installments over a designated period of time (not to exceed 10 years) payable in monthly, quarterly or annual payments; or annuity payments paid under the terms of any commercial annuity selected by Participant. Notwithstanding the foregoing, if the Participant's account balance as of the distribution date is twenty-five thousand dollars ($25,000) or less, the account balance will be distributed in one lump sum payment on the specified distribution date, without regard to the method of payment selected by the Participant.

         Deferred Stock Units will be paid in a lump sum in the form of shares of the Company's common stock; provided, however, that any fractional share will be paid in cash.

         A Participant may elect to have a deferred LTIP Award paid in cash or in shares of the Company's common stock. This election must be made in connection with the election of the specified distribution date and is subject to the same timing requirements. If the Participant fails to make an election as to the form of payment, payment will be made in cash. If a Participant elects payment in the form of cash, the provisions of the second paragraph of this Section apply to the selection of the method of payment. If a Participant elects payment in the form of shares, payment will be made in a lump sum, and any fractional share will be paid in cash.

         6.2      UNSCHEDULED DISTRIBUTIONS.

                  (a) Upon Request. The Participant shall be entitled to receive, upon written request to the Committee at any time, a distribution up to one hundred percent (100%) of the vested account balance as of the Valuation Date immediately preceding the date on which the Committee receives the written request; provided, however, that of the amount requested, ten percent (10%) shall automatically be forfeited by the Participant. Any election to take an unscheduled distribution must be made by filing a form (provided by the Committee) with the Committee. The distribution will be made in one lump sum payment as soon as practicable after the end of the calendar month in which the election is made. If the Participant receives an unscheduled distribution of all or a part of his Account, then for the balance of the Deferral Period in which the election is made and for the immediately following Deferral Period, the Participant will be ineligible to participate in the Plan and all deferrals shall cease.

                  (b) Due to Hardship. Upon a finding that a Participant has suffered a Severe Financial Hardship, the Committee may, in its sole discretion, make a distribution from the Participant's Account in a lump sum payment or allow a Participant to suspend entirely or reduce the amount of his Deferral Commitment. The amount of such a withdrawal or reduction shall be limited to the amount reasonably necessary to meet the Participant's needs resulting from the Severe Financial Hardship and shall be made within thirty (30) days after the Committee determines that a Severe Financial Hardship exists. If payment or reduction is made due to Severe Financial Hardship under this Plan, the Participant's deferrals under this Plan shall cease for a twelve (12) month period. Any resumption of the Participant's deferrals under the Plan after such twelve (12) month period shall be made only at the election of the Participant in accordance with Article III herein.

         6.3 DISTRIBUTION TO PARTICIPANT IN ABSENCE OF PAYMENT DESIGNATION. If the Participant does not have a valid Payment Designation on file with the Employer when the Participant's employment with the Employer terminates, the Participant's Account shall be distributed to the Participant (or the Participant's designated beneficiary if the Participant is deceased) in a single, lump sum payment within an administratively reasonable period of time following the Participant's termination of employment.

         6.4 DEATH BENEFITS. Any portion of the Participant's Account that is in pay status at the time of his death shall be paid to the Participant's Beneficiary according to the method of payment being paid to the Participant. Any portion of the Participant's Account that is not in pay status at the time of his death shall be paid to the Participant's Beneficiary in the method selected by the Participant in the Payment Designation or, if there is no valid Payment Designation on file, then in a lump sum payment. Payment shall be made (or commence) within an administratively reasonable period of time following the Participant's death.

         6.5 WITHHOLDING FOR TAXES. To the extent required by the law in effect at the time payments are made, the Employer shall withhold from the payments made hereunder any taxes required to be withheld by the federal or any state or local government, including any amounts which the Employer determines is reasonably necessary to pay any generation-skipping transfer tax which is or may become due. A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Code Section 3405(a)(2), or any successor provision thereto.

         6.6 VALUATION AND SETTLEMENT. The amount of a lump sum payment and the initial amount of installments shall be based on the value of the Participant's Account on the Valuation Date coincident with or immediately preceding the date such payment is to be made (or commence).

         6.7 PAYMENT TO GUARDIAN. The Committee may direct payment to the duly appointed guardian, conservator, or other similar legal representative of a Participant or Beneficiary to whom payment is due. In the absence of such a legal representative, the Committee may, in its sole and absolute discretion, make payment to a person having the care and custody of a minor, incompetent or person incapable of handling the disposition of property upon proof satisfactory to the Committee of incompetency, minority, or incapacity. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

         6.8 RECEIPT ON RELEASE. Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

         6.9 INABILITY TO LOCATE PARTICIPANT OR BENEFICIARY. In the event that the Committee is unable to locate a Participant or Beneficiary within two
(2) years following the required payment date, the Participant's account balance shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings from the date of the forfeiture through the date of reinstatement.

                                   ARTICLE VII

                             BENEFICIARY DESIGNATION

         7.1 BENEFICIARY DESIGNATION. Subject to Section 7.3, each Participant shall have the right, at any time, to designate one (1) or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant's death prior to complete distribution of the Participant's Account. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant's lifetime.

         7.2 CHANGING BENEFICIARY. Subject to Section 7.3, any beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of new designation with the Committee. The filing of a new designation shall cancel all designations previously filed.

         7.3 COMMUNITY PROPERTY. If the Participant resides in a community property state, the following rules shall apply:

                  (a) Designation by a married Participant of a Beneficiary other than the Participant's spouse shall not be effective unless the spouse executes a written consent that acknowledges the effect of the designation, or it is established the consent cannot be obtained because the spouse cannot be located.

                  (b) A married Participant's Beneficiary designation may be changed by a Participant with the consent of the Participant's spouse as provided for in Section 7.3(a) by the filing of a new designation with the Committee.

                  (c) If the Participant's marital status changes after the Participant has designated a Beneficiary, the following shall apply:

                      (1) If the Participant is married at the time of death but was unmarried when the designation was made, the designation shall be void unless the spouse has consented to it in the manner prescribed in Section 7.3(a).

                      (2) If the Participant is unmarried at the time of death
                  but was married when the designation was made:

                               a)      The designation shall be void if the
                  spouse was named as Beneficiary.

                               b)      The designation shall remain if a
                  nonspouse Beneficiary was named.

                      (3) If the Participant was married when the designation
                  was made and is married to a different spouse at death, the designation shall be void unless the new spouse has consented to it in the manner prescribed above.

         7.4 NO BENEFICIARY DESIGNATION. If any Participant fails designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a ceased Participant dies before the Participant or before complete distribution of the Participant's benefits, the Participant's Beneficiary shall be the person in the first of the following classes in which there is a survivor:

                  (a) The Participant's spouse;

                  (b) The Participant's children in equal shares, except that if any of the children predeceases the Participant but leaves issue surviving, then such issue shall take by right of representation the share the parent would have taken if living;

                  (c) The Participant's estate.

                                  ARTICLE VIII

                                 ADMINISTRATION

         8.1 COMMITTEE; DUTIES. This Plan shall be administered by the Committee. The Committee shall have the exclusive authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan. In no event shall a Committee member make a deciding vote on his own benefit. The Committee shall report to the Chief Executive Officer on an annual basis regarding Plan activity and at such other times as may be requested.

         8.2 AGENTS. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

         8.3 BINDING EFFECT OF DECISIONS. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

         8.4 INDEMNITY OF COMMITTEE. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such person's service on the Committee, except in the case of gross negligence or willful misconduct.

         8.5 COMPENSATION AND EXPENSES. The members of the Committee shall serve without compensation for their services hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

                                   ARTICLE IX

                                CLAIMS PROCEDURE

         9.1 CLAIM. The Committee shall establish rules and procedures to be followed by Participants and Beneficiaries in (a) filing claims for benefits, and (b) for furnishing and verifying proofs necessary to establish the right to benefits in accordance with the Plan, consistent with the remainder of this Article. Such rules and procedures shall require that claims and proofs be made in writing and directed to the Committee.

         9.2 REVIEW OF CLAIM. The Committee shall review all claims for benefits. Upon receipt by the Committee of such a claim, it shall determine all facts which are necessary to establish the right of the claimant to benefits under the provisions of the Plan and the amount thereof as herein provided within ninety (90) days of receipt of such claim. If prior to the expiration of the initial ninety (90) day period, the Committee determines additional time is needed to come to a determination on the claim, the Committee shall provide written notice to the Participant,

Beneficiary or other claimant of the need for the extension, not to exceed a total of one hundred eighty (180) days from the date the application was received.

         9.3 NOTICE OF DENIAL OF CLAIM. In the event that any Participant, Beneficiary or other claimant claims to be entitled to a benefit under the Plan, and the Committee determines that such claim should be denied in whole or in part, the Committee shall, in writing, notify such claimant that the claim has been denied, in whole or in part, setting forth the specific reasons for such denial. Such notification shall be written in a manner reasonably expected to be understood by such claimant and shall refer to the specific sections of the Plan relied on, shall describe any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and where appropriate, shall include an explanation of how the claimant can obtain reconsideration of such denial.

         9.4      RECONSIDERATION OF DENIED CLAIM.

                  (a) Within sixty (60) days after receipt of the notice of the denial of a claim, such claimant or duly authorized representative may request, by mailing or delivery of such written notice to the Committee, a reconsideration by the Committee of the decision denying the claim. If the claimant or duly authorized representative fails to request such a reconsideration within such sixty (60) day period, it shall be conclusively determined for all purposes of this Plan that the denial of such claim by the Committee is correct. If such claimant or duly authorized representative requests a reconsideration within such sixty (60) day period, the claimant or duly authorized representative shall have thirty (30) days after filing a request for reconsideration to submit additional written material in support of the claim, review pertinent documents, and submit issues and comments in writing.

                  (b) After such reconsideration request, the Committee shall determine within sixty (60) days of receipt of the claimant's request for reconsideration whether such denial of the claim was correct and shall notify such claimant in writing of its determination. The written notice of decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based. In the event of special circumstances determined by the Committee, the time for the Committee to make a decision may be extended by an additional sixty (60) days upon written notice to the claimant prior to the commencement of the extension. If such determination is favorable to the claimant, it shall be binding and conclusive. If such determination is adverse to such claimant, it shall be binding and conclusive unless the claimant or his duly authorized representative notifies the Committee within ninety (90) days after the mailing or delivery to the claimant by the Committee of its determination that claimant intends to institute legal proceedings challenging the determination of the Committee and actually institutes such legal proceedings within one hundred eighty (180) days after such mailing or delivery.

         9.5 EMPLOYER TO SUPPLY INFORMATION. To enable the Committee to perform its functions, the Employer shall supply full and timely information to the Committee of all matters relating to the retirement, death or other cause for termination of employment of all Participants, and such other pertinent facts as the Committee may require.

                                    ARTICLE X

                        AMENDMENT AND TERMINATION OF PLAN

         10.1 AMENDMENT. The Board may at any time amend the Plan by written instrument, notice of which is given to all Participants and to Beneficiaries receiving installment payments, subject to the following:

                  (a) Preservation of Account Balance. No amendment shall reduce the amount accrued in any Account to the date such notice of the amendment is given.

                  (b) Changes in Interest Rate. No amendment shall reduce the amount of earnings or losses already accrued in any Account. A change shall not become effective before the first day of the Plan year which follows the adoption of the amendment and at least thirty (30) days' written notice to the Participants.

         10.2 EMPLOYER'S RIGHT TO TERMINATE. The Board may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting or other effects the Plan, or potential payments thereunder best interests of Employer.

                  (a) Partial Termination. The Board may partially terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments. If such a partial termination occurs, the Plan shall continue to operate and be effective with regard to Deferral Commitments for the current Deferral Period entered into prior to the effective date of such partial termination.

                  (b) Complete Termination. The Board may completely terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments, and by terminating all ongoing Deferral Commitments. If such a complete termination occurs the Plan shall cease to operate and Employer shall pay out each Account. Payment shall be made in a lump sum and shall be made within sixty-five (65) days after the Board terminates the Plan.

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1 UNFUNDED PLAN. This Plan is an unfunded plan maintained primarily to provide deferred Compensation benefits for a select group of "management or highly-compensated employees" within the meaning of Sections 201, 301 and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

         11.2 COMPANY OBLIGATIONS. The obligation to make benefit payments to any Participant under the Plan shall be the liability of the Company.

         11.3 UNSECURED GENERAL CREDITOR. Participants and Beneficiaries shall be unsecured general creditors, with no secured or preferential right to any assets of Employer or any other party for payment of benefits under this Plan, Any life insurance policies, annuity contracts or other property purchased by Employer in connection with this Plan shall remain its general, unpledged and unrestricted assets. Employer's obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

         11.4     TRUST FUND. At its discretion, the Company may establish one
(1) or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of benefits owed under the Plan. Although such a trust may be irrevocable, its assets shall be held for payment of all the Company's general creditors in the event of insolvency or bankruptcy. To the extent any benefits provided under the Plan are paid from any such trust, Employer shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of Employer.

         11.5 NONASSIGNABILITY. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

         11.6 NOT A CONTRACT OF EMPLOYMENT. This Plan shall not constitute a contract of employment between Employer and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of Employer or to interfere with the right of Employer to discipline or discharge a Participant at any time.

         11.7 PROTECTIVE PROVISIONS. A Participant will cooperate with Employer by furnishing any and all information requested by Employer in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Employer may deem necessary and taking such other action as may be requested by Employer.

         11.8 GOVERNING LAW. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Arizona, except as preempted by federal law.

         11.9 VALIDITY. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

         11.10 NOTICE. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed as given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company's address. Mailed notice to a Participant or Beneficiary shall be directed to the individual's last known address in Employer's records.

         11.11 SUCCESSORS. The provisions of this Plan shall bind and inure to the benefit of Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Employer, and successors of any such corporation or other business entity.

         DATED: February 5, 2004.

                                            ALLIED WASTE INDUSTRIES, INC., a
                                              Delaware corporation

                                            By _________________________________

                                            Title ______________________________